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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of July 31, 1996, by and between Virtual Telecom, Inc., a Delaware corporation ("Virtual Telecom"), and Moke Acquisition Corp., a Delaware corporation ("Moke"). Virtual Telecom and Moke are sometimes referred to as the "Constituent Corporations," with reference to the following facts:

     A. The authorized capital stock of Virtual Telecom consists of twenty million (20,000,000) shares of $.001 par value common stock and ten million (10,000,000) shares of $.001 par value preferred stock. The authorized capital stock of Moke consists of twenty million (20,000,000) shares of common stock, $.001 par value.

     B. There are 3,193,540 shares of common stock of Virtual Telecom outstanding.

     C. The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Moke merge into Virtual Telecom upon the terms and conditions herein provided.

     D. Moke has no subsidiaries, and has a total of 4,090,448 shares of common stock issued and outstanding, and no other shares of any class are outstanding, nor are there any options to acquire, or rights outstanding which would give any person the right to acquire any share of Moke's stock.

     NOW, THEREFORE, the parties do hereby adopt the plan of merger encompassed by this Merger Agreement and do hereby agree that Moke shall merge with and into Virtual Telecom on the following terms, conditions, and other provisions:

     1.   TERMS AND CONDITIONS

          1.1 MERGER. Moke shall be merged with and into Virtual Telecom (the "Merger"), and Virtual Telecom shall be the surviving corporation (the "Surviving Corporation") effective upon the date when this Merger Agreement or a Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Date").

          1.2 SUCCESSION. On the Effective Date, Virtual Telecom shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Moke, except insofar as it may be continued by operation of law, shall be terminated and cease.

          1.3 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the liabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations

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on whatever account, and all things in action or belonging to each of the
Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved or repaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgments as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

          1.4 MANNER OF ACCOMPLISHING MERGER. The Merger shall be accomplished by way of converting all of the issued and outstanding shares of Moke for the common stock of Virtual Telecom at the ratio of .0867471 share of Virtual Telecom for each one share of Moke outstanding on the effective date of the Merger. All Moke shares of record outstanding on the date of the Merger will be deemed "cancelled," and the transfer agent will automatically be instructed to issue new certificates of Virtual Telecom, based on the above ratio, to each of the shareholders of Moke, at the address listed in the register of shareholders. No fractional shares will be issued, but each fractional share will be rounded up to the next share and a certificate for Virtual Telecom will be issued to each record holder of Moke accordingly. The exchange will be accomplished pursuant to an exemption from registration provided by Regulation D, Section 504 in each state where said exemption or a registration of the issuance can be accomplished. In each state where an exemption from registration is not available pursuant to Rule 504 of Regulation D or some other available exemption from registration which can be reasonably complied with, Virtual Telecom shall issue cash in lieu of the exchanged securities of Moke at par value ($.001 per share exchanged).

          1.5 RIGHTS OF APPRAISAL. This Merger shall be subject to the rights of appraisal granted to the shareholders of a Delaware corporation in accordance with the General Corporation Law of the State of Delaware. Should more than five percent (5%) of the shareholders of Moke, regardless of the number of shares owned, seek to enforce their rights of appraisal, the Merger shall be deemed cancelled and all parties relieved of any obligation pursuant to this Agreement.

          1.6 OBLIGATIONS OF MOKE TO ISSUE ITS SECURITIES. As of the date of this Merger Agreement and until the Effective Date, Moke will have no obligations to issue any additional shares of its common stock to any person or entity whatsoever, including as a result of having previously issued any warrants to acquire common stock, any options to acquire its securities as a result of any employee stock option plan or otherwise, or pursuant to any employee benefit plan. Moke further represents that the capitalization, as set forth in paragraph D of the preamble to this Agreement, is true and accurate in all respects.

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     2.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

          2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Virtual Telecom in effect on the Effective Date shall continue to be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Virtual Telecom shall be the Bylaws of the Surviving Corporation, as they may be amended from time to time.

          2.2 DIRECTORS. The directors of Virtual Telecom immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

          2.3 OFFICERS. The officers of Virtual Telecom immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

     3.   REPRESENTATIONS AND WARRANTIES

          Moke represents and warrants to Virtual Telecom as follows:

          3.1 ORGANIZATION. Moke is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own properties of and carry on a business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the Incorporators, directors and/or shareholders of Moke have been valid and in accordance with the laws of the State of Delaware. The execution, delivery and performance by Moke of this Merger Agreement has been duly authorized by the board of directors and stockholders of Moke.

          3.2 CAPITAL. The authorized capital stock of Moke consists of 20,000,000 shares of common stock, $.001 par value, of which 4,090,448 shares are issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Merger Agreement. As of the Effective Date, there will be no outstanding securities, or other agreements or commitments obligating Moke to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of Moke are subject to any stock restriction agreements. There are approximately 331 bona fide shareholders of Moke. All of such shareholders have valid title to such shares and acquired their shares in a lawful transaction and in accordance with Delaware corporate law.

          3.3 FINANCIAL STATEMENTS. Exhibit A to this Merger Agreement includes the balance sheets of Moke as of July 11, 1996 and the related statements of income and retained earnings for the period from inception (April 6, 1996) to July 11, 1996. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by Moke throughout the periods indicated, and fairly present the financial position of Moke as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated.

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          3.4  ABSENCE OF CHANGE.  Since July 11, 1996, there has not been any change in the financial condition of operations of Moke, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

          3.5 LIABILITIES. Moke does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in Moke's balance sheet of July 11, 1996. Moke is not aware of any pending, threatened or asserted claims, lawsuits or contingencies pending, threatened or asserted claims, lawsuits or contingencies involving Moke or its common stock. There is no dispute of any kind between Moke and any third party, and no such dispute will exist on the Effective Date of this Agreement. As of the Effective Date, Moke will be free from any and all liabilities, claims and/or commitments.

          3.6 TAX RETURNS. Within the times and in the manner prescribed by law, Moke has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. No federal income tax returns of Moke have been audited by the Internal Revenue Service. The provision for taxes, if any, reflected in Moke's balance sheet as of July 11, 1996, is adequate for any and all federal, state, county and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Moke.

          3.7 ABILITY TO CARRY OUT OBLIGATIONS. Moke has the right, power and authority to enter into, and perform their obligations under this Merger Agreement. The execution and delivery of this Merger Agreement by Moke and the performance by Moke of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Moke is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Moke to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Moke.

          3.8 FULL DISCLOSURE. None of the representations and warranties made by Moke, or in any certificate or memorandum furnished or to be furnished on behalf of Moke, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

          3.9 CONTRACTS AND LEASES. Moke does not and has never carried on any business. Moke is not a party to any contract, agreement or lease. No person holds a power of attorney from Moke.

          3.10 COMPLIANCE WITH LAWS. Moke has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to Moke. Moke has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities. At the time Moke filed its Form D with the Securities and Exchange Commission, Moke was entitled to use the exemption provided by

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Section 504 of the Securities and Exchange Commission relative to the distribution of its shares or any other transaction described in such Form D.

          3.11 LITIGATION. Moke is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Moke, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Moke. Moke is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local or foreign court, department, agency, or instrumentality.

          3.12 CONDUCT OF BUSINESS. Prior to the Effective Date, Moke shall conduct its business in the normal course, and shall not (without the prior written approval of Virtual Telecom): (i) sell, pledge or assign any assets;
(ii) amend its Articles of Incorporation or Bylaws; (iii) declare dividends, redeem or sell stock or other securities; (iv) incur any liabilities;
(v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party; or (vi) enter into any other transaction.

          3.13 CORPORATE DOCUMENTS. Copies of each of the following documents, which are true, complete and correct in all material respects, will be attached to and made a part of this Agreement:

               (i)    Articles of Incorporation;

               (ii)   Bylaws;

               (iii)  Minutes of Shareholders Meetings;

               (iv)   Minutes of Directors Meetings;

               (v) An Opinion Letter from our attorney attesting to the validity and condition of the Corporation;

               (vi)   List of Officers and Directors;

               (vii)  List of Shareholders;

               (viii) Copy of Form D filed with Securities and Exchange
                      Commission;

               (ix) Balance Sheet as of December 31, 1995, together with other financial statements described in Section 2.03;

               (x)    Secretary of State Filing Receipt;

               (xi) Copies of all federal and state income tax returns of Moke;

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               (xii)  Stock register and stock certificate records of Moke and a current, accurate list of Moke shareholders;

               (xiii) A copy of Form M-11 filed with the State of New York.

          3.14 CLOSING DOCUMENTS. All minutes, consents or other documents pertaining to Moke to be delivered as of the Effective Date shall be valid and in accordance with the laws of Delaware.


     4.   MISCELLANEOUS

          4.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Moke such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Moke and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Moke or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

          4.2 AMENDMENT. At any time before or after approval by the shareholders of Moke, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Moke, the principal terms may not be amended without the further approval of the shareholders of Moke) as may be determined in the judgment of the respective Board of Directors of Virtual Telecom and Moke to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

          4.3 CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

               (a) the Merger shall have been approved by the shareholders of Moke in accordance with applicable provisions of the General Corporation Law of the State of Delaware; and

               (b) the Merger shall have been approved by the shareholders of Virtual Telecom in accordance with applicable provisions of the General Corporation Law of the State of Delaware; and

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               (c)  any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Moke to be material to consummation of the Merger shall have been obtained; and

               (d) the securities issued by Virtual Telecom may be issued pursuant to an exemption from registration pursuant to the Securities Act of 1933, as amended, Regulation D, Section 504, and the shareholders who reside in certain states which comport with said Regulation D, Section 504, or other tandem exemptions from registration, may receive unrestricted securities in exchange for the securities of Moke; and

               (e) an audit of the books and records of Moke, conducted in accordance with generally accepted accounting practices, shall have been delivered to Virtual Telecom.

          4.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Moke or Virtual Telecom or both, notwithstanding the approval of the Merger by the shareholders of Moke or Virtual Telecom, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Moke and Virtual Telecom, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

          4.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Boards of Directors of Moke and Virtual Telecom, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                              MOKE ACQUISITION CORP.,
                              a Delaware corporation


                              By: /s/ Morris Diamond
                                  --------------------------------------------
                                   Morris Diamond
                                   President

ATTEST:

/s/ Shirley Diamond
--------------------------
Shirley Diamond
Secretary

                              VIRTUAL TELECOM, INC.,
                              a Delaware corporation


                              By: /s/ Neil Gibbons
                                  -------------------------------------------
                                  Neil Gibbons, Chief Executive Officer


ATTEST:

/s/ Daniel Huber
--------------------------
Daniel Huber
Secretary